Sub-Item 77M    Mergers

On March 5, 1999, there was a special shareholder meeting of Gradison Growth Trust, Gradison-McDonald Municipal Custodian Trust, Gradison-McDonald Cash Reserves Trust, and Gradison Custodian Trust. The meeting was to vote on the reorganization (merger) of the Gradison Mutual Funds into the Victory Portfolios. The reorganization was passed.

At the close of business on March 26, 1999:

Gradison Growth & Income Fund merged into Victory Diversified Stock Fund; Gradison International Fund merged into Victory International Growth Fund; and
Gradison Ohio Tax-Free Income Fund merged into Victory Ohio Municipal
Bond Fund.

 Also the Gradison Government Income Fund merged into the Victory Fund for Income with the Victory Fund for Income taking on the history of the Gradison Government Income Fund.

Also the Gradison Opportunity Value Fund merged into the Victory Special Growth Fund with the Victory Special Growth Fund changing its name to Victory Small Company Opportunity Fund and taking on the history of Gradison Opportunity Value Fund. The Gradison Opportunity Value Fund's investment policy required 70% of the total assets of the portfolio in equity securities of companies with market capitalizations of approximately $1 billion or less. The Victory Special Growth Fund's investment policy required 65% of total assets of the portfolio in equity securities of companies with market capitalizations of approximately $1 billion or less. The Victory Small Company Opportunity Fund's investment policy requires
80% of total assets of the portfolio in equity securities with market capitalizations of approximately $1 billion or less.

At the close of business on April 1, 1999:

Gradison Established Value Fund merged into Victory Established Value
Fund and
Gradison U.S. Government Reserves Fund merged into Gradison Government Reserves Fund.

Both funds retained their respective histories.

As of March 29, 1999 the Gradison Custodian Trust and the Gradison-McDonald Municipal Custodian Trust ceased operations. As of April 5, 1999 the Gradison Growth Trust and the Gradison-McDonald Cash Reserves Trust ceased operations.